Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into on this 1st day of December, 2020 by and between Immunome, Inc. (hereinafter referred to as the “Company”) and Richard F. Fitzgerald (“Employee“).

WHEREAS, Employee was previously employed by the Company and Employee’s employment ended as of November 30, 2020; and

WHEREAS, Employee and the Company desire to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.            Separation of Employment.

Employee’s employment with the Company ended on November 30, 2020 (the “Separation Date”). Accordingly, Employee will not hereafter report to work or accept any assignment or task on behalf of the Company, other than to perform the obligations as expressly set forth herein. The Company shall pay Employee the regular base pay to which Employee is entitled through the Separation Date pursuant to the Company’s regular payroll practices.

2.            Separation Benefits and Other Payments to Employee. The Company will pay Employee the following amounts:

(a)     Two (2) months of Employee’s regular base salary which equals the gross amount of Sixty Two Thousand Five Hundred Dollars ($62,500), plus the amounts payable pursuant to Section 3(b) (which together are referred to as the “Separation Benefits” for purposes of this Agreement);

(b)     A payment representing all accrued but unused vacation time that Employee accrued through the Separation Date pursuant to the Company’s vacation policies; and

(c)     A payment representing all reimbursable expenses that Employee is due through the Separation Date pursuant to the Company’s expense reimbursement policies.

The foregoing payments are subject to all applicable tax deductions and withholdings. With the exception of any taxes that the Company withholds from the amount described in this paragraph, Employee remains responsible and liable for any and all taxes on the amount paid to him (and/or his estate if applicable).

The foregoing Separation Benefits will be paid in an aggregate, lump sum payment within sixty (60) calendar days after the Separation Date, subject to the terms and conditions set forth in this Agreement.

3.            Other Payments and Employee Benefits.

(a)     Group health, vision, and dental insurance, group term life insurance, and accidental death and dismemberment insurance, short and long-term disability coverage, flexible spending account, 401(k) plan, non-qualified retirement plan participation, and any other fringe benefits associated with Employee’s employment with the Company shall cease as of the Separation Date, in accordance with the provisions of such plans.

(b)     Employee may elect to continue Employee’s health insurance coverage, and the continuation of any dependent insurance coverage, under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Employee understands and agrees that the Company reserves the right to amend or terminate its health insurance plans at any time. In the event that Employee timely elects continuation of medical insurance coverage through COBRA in the manner provided as described in separate correspondence from the Company, then the Company will pay to Employee the monthly COBRA insurance premiums for two (2) months of the COBRA continuation period (the “Continuation Period”) in a single lump sum payment; provided that, Employee elects COBRA continuation coverage within forty five (45) calendar days after the Separation Date and provided further, that the maximum payable pursuant to this Section 3(b) is $5,500. To the extent Employee elects COBRA continuation coverage later than forty five (45) calendar days after the Separation Date, Employee will remain eligible to elect and receive COBRA continuation coverage in accordance with the terms and conditions of COBRA; however, the Company will not reimburse or pay any portion of Employee’s COBRA premium, Employee will be responsible for the entire cost of such COBRA continuation coverage, and will be so responsible for the remainder of the COBRA continuation period. Employee’s period of COBRA coverage will not be extended by the time-period, if any, during which the Company subsidizes the cost of Employee’s continuation of coverage. Employee shall be responsible for timely tendering the monthly COBRA premiums if Employee desires the COBRA coverage.

(c)     Nothing in this Agreement shall affect any rights that Employee may have under the Company’s qualified or nonqualified retirement plans. If applicable, Employee may make appropriate election for distribution or payment of benefits, if any, from these plans according to their respective provisions. Otherwise, distribution or payment of benefits shall be made pursuant to the terms of such plans.

(d)     The Company will not take any action to contest Employee’s receipt of unemployment compensation benefits in connection with the termination of Employee’s employment; provided, however, that it is mutually understood that: (i) the Company shall respond truthfully to any inquiries from the state unemployment compensation authorities (i.e., identifying the Separation Benefits), and (ii) unemployment compensation eligibility decisions are made by the state unemployment compensation authorities.

(e)     Employee acknowledges that the Separation Benefits represent consideration to Employee for the terms of this Agreement. Other than as expressly provided for herein, Employee shall receive no compensation or benefit from the Company after the Effective Date of this Agreement. In other words, Employee is not and shall not be entitled to any payment or other benefits other than the Separation Benefits. Employee also affirms that he has been paid and/or has received all compensation, wages, overtime, bonuses, incentive payments, equity payments, commissions, and/or benefits to which he may be entitled and that are payable through the Separation Date. Except as set forth in this Agreement, Employee agrees that he is not entitled to any additional payment or benefits from the Company including, but not limited to expense reimbursements, bonuses, commissions, wages, overtime payments, incentive payments, severance payments, stock options, attorneys’ fees, or any other compensation or benefit.

(f)     The Company’s obligation to pay the Separation Benefits is subject to Employee’s performance of his obligations under this Agreement. In the event that any of the Separation Benefits have been paid to Employee and it is determined that Employee has made any misrepresentations in this Agreement and/or otherwise breached any of his obligations as described or referenced in this Agreement or any other agreement between the parties including, but not limited to, any and all non-competition, non-solicitation and/or confidentiality obligations, then Employee shall repay all of the Separation Benefits to the Company upon request and the Company is excused from paying any future Separation Benefits.

4.            General Release and Waiver of Claims by Employee.

(a)     Employee, for Employee and for Employee’s executors, administrators, attorneys, personal representatives, successors and assigns, and for anybody claiming by or through Employee, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against (i) the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and the Company’s predecessors and successors, and (ii) all past and present officers, directors, agents, insurers, attorneys, employees, trustees and representatives of any or all of the aforesaid entities in clause (i) (clauses (i) and (ii) are hereinafter collectively referred to as “Company Released Entities”), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee’s execution of this Agreement including, without limitation, any claims arising or in any way resulting from or relating to Employee’s employment with the Company or the termination therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers’ compensation benefits. By signing this Agreement, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Agreement; (ii) any rights to vested retirement benefits; and (iii) any claims for indemnification available under (A) the Company’s general liability insurance policy that covers specified liabilities of its directors and officers (the “D&O Insurance Policy”) arising out of claims based on acts or omissions in their capacities as directors or officers or (B) the Indemnification Agreement entered into between the Company and Employee in connection with Employee’s employment. Accordingly, Employee retains the right to seek indemnification from the Company under the Company’s by-laws as in effect during his employment, the D&O Insurance Policy or under the Delaware General Corporation Law with respect to actions arising in connection with and during the term of his employment.

Without limitation of the foregoing, Employee specifically waives any claims against all Company Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the Sarbanes-Oxley Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law; all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory.

Should Employee institute any claim released by this Section 4(a), or should any other person or entity institute such a claim on his behalf, Employee will reimburse the Company or applicable other person or entity, as applicable, for any and all legal fees and other expenses incurred in defending such a claim, in addition to the remedies set forth in Section 3(f) above. The intent of this Section 4 is to capture any and all claims that Employee has or may have against the Company Released Entities arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any claim, charge, or complaint with any arbiter, court or government agency in any way relating to Employee’s employment with the Company or the termination thereof, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Company Released Entities identified above. While this release and the other terms of this Agreement do not prohibit Employee from disclosing the terms of this Agreement to and/or filing a charge or complaint with the EEOC, NLRB, SEC (defined below) or any other governmental entity related to the Employee’s employment or separation of employment, Employee understands and acknowledges that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on Employee’s behalf, whether monetary or otherwise, with respect to any of the claims that Employee has released against any and all of the Company Released Entities; provided, however, that nothing set forth in this Agreement limits Employee’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

(b)     Employee acknowledges and agrees that, to his knowledge, he has not been subjected or exposed to unlawful harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with his employment with the Company. Employee further warrants and represents that, in connection with his employment with the Company, he has not engaged in any criminal or illegal conduct.

(c)     Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Company Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

5.            Other Agreements. Without limitation of his other obligations under this Agreement, Employee understands and agrees that Employee also has obligations under the Confidentiality, Assignment of Inventions and Restrictive Covenants Agreement dated September 18, 2020 between the Company and Employee (“Confidentiality Agreement”), and that these obligations survive termination of his employment. Employee represents and warrants that he has complied with all of his obligations under the Confidentiality Agreement and covenants that he will comply with all of his post-employment obligations as set forth in the Confidentiality Agreement and any other agreements entered into and/or accepted by Employee during and/or in connection with his employment with the Company, additional copies of which are available upon request.

6.            Confidentiality and Communications.

(a)     Employee agrees to keep the terms of this Agreement completely confidential, subject to the terms and exceptions of Section 4 above. Employee may disclose any information concerning the Agreement to Employee’s immediate family members, attorneys, tax accountants, financial advisors, or as required by law, provided that, if Employee makes a disclosure to any such person and such person makes a disclosure that, if made by Employee, would breach this Section 6, such disclosure will be considered to be a breach of this Section 6. The foregoing obligation is not applicable to the extent that any information contained herein is publicly disclosed by the Company in a required filing under applicable SEC rules and regulations.

(b)     Employee shall not make to any person or entity any statements or communications, oral or written, of a defamatory, critical, disparaging, false or otherwise negative or derogatory nature pertaining to the Company, its business, products or services, and/or its vendors, collaborators, contractors, agents, directors, officers, employees or representatives, or any other Company Released Entities. Employee will refer all reference requests regarding Employee’s employment with the Company to the Company’s Human Resources department, who will disclose only Employee’s dates of employment with the Company and last position held. The Company shall direct the Board of Directors and its executive team (i.e., the current C-suite officers and Senior Vice President) to not make any defamatory, critical, disparaging, or otherwise negative or derogatory statements or communications about Employee to any person or entity.

(c)     Nothing in this Section 6 or elsewhere in this Agreement is intended to or shall prevent either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Employee shall notify the Company in writing about a request for testimony or information related to the Company in response to a valid subpoena, court order, regulatory request or other judicial, administrative, or legal process or otherwise as required by law or listing requirements, regarding the anticipated testimony or information to be provided, and such written notice to the Company shall be provided as soon as practical and at least ten (10) business days prior to providing such testimony or information (or, if such advance notice is not possible under the circumstances, with as much prior written notice as possible); provided that, Employee is excused from providing the foregoing notification to the Company if such request for testimony or information is expressly protected from disclosure to the Company.

7.            Return of Property. Prior to receiving any Separation Benefits noted in this Agreement, Employee must immediately return all Company property including, but not limited to any and all equipment, keys, badges, cell phone, computers or electronic devices, files (electronic, paper or other media), records, or information relating to the Company including, but not limited to, fulfilling Employee’s obligation to return Company documents and other information as more fully required in any and all agreements Employee has with the Company. The content of the Company issued computers, mobile telephones and other electronic devices to be returned to the Company must be unaltered.

8.            Cooperation. For a period of six (6) months following the Separation Date, Employee will provide reasonable assistance and information necessary to the transition of Employee’s job responsibilities. This duty to cooperate includes assistance and cooperation with the Company and/or its successors in locating information or data, providing other known information, assisting in financial and/or legal matters relating to the Company about which Employee may have information, and transitioning business relationships. Employee agrees to be reasonably available by phone and/or in person at the Company’s request for such purposes; provided however, the cooperation will primarily be by telephone or video conference. This duty to cooperate also includes assistance and cooperation with the Company, its successors and/or other persons engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by, or involving the Company, its successors or any person or entity affiliated with the Company. This agreement to cooperate also includes, but is not limited to, preparing for and truthfully testifying in connection with any such investigation or proceeding. Employee understands that Employee was employed as a representative of the Company, and Employee will not assist any person or entity in any matter adverse to the Company without first providing written notice to the Company’s General Counsel unless such notice is otherwise prohibited by law.

9.            No Representations or Admissions. Neither the Company nor Employee admit any wrongdoing or liability of any sort and have made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed to bring an amicable conclusion to the employment relationship.

10.            Entire Agreement. Employee agrees and acknowledges that no representation of fact or opinion has been made to induce Employee to enter into this Agreement or the General Release and Waiver of Claims contained herein, other than the terms of this Agreement itself. This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with the termination of Employee’s employment and with respect to the rights and obligations of the parties going forward. This Agreement shall supersede all previous or contemporaneous negotiations, agreements, commitments, statements, and writings between the parties relating to the subject matter hereof but expressly excluding and preserving all post-employment obligations with Employee as more fully described in the Confidentiality Agreement and all post-employment obligations set forth in any other agreements between the Company and Employee.

11.            Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth in Section 4 is found by a court of competent jurisdiction to be, in whole or in part, unenforceable, the parties agree that the court shall enforce the scope of the release to the maximum extent permitted by law to cure the defect, and Employee shall comply with such reformed obligations without entitlement to any additional monies, benefits and/or compensation.

12.            Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach shall be brought in the Court of Common Pleas of Chester County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its legal fees and other expenses.

13.            Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns; provided, that in no event shall any assignment relieve Employee of his obligations hereunder.

14.            Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2 will be payable until Employee has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six (6) months following Employee’s “separation from service” (taking into account the preceding sentence of this Section) will be deferred without interest and paid to Employee in a lump sum immediately following that six (6) month period. This Section should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

15.            Acknowledgment. This Agreement contains a release of Employee’s claims against the Company and the other Company Released Entities. Employee has been advised to consult with an attorney as to whether to sign this Agreement and has consulted with, or has had ample opportunity to consult with, an attorney of his choice. Employee has been given twenty-one (21) calendar days (“Consideration Period”) to consider this Agreement before signing it and returning it to Sandra Stoneman, Esquire, Chief Legal Officer and General Counsel, Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, PA 19341. In the event Employee executes and returns this Agreement prior to the end of the Consideration Period, Employee acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The parties agree that this Agreement will not become effective until seven (7) calendar days after the execution of this Agreement and that Employee may, within seven (7) calendar days after the execution of this Agreement, revoke this Agreement in its entirety by written notice to the Company sent to Sandra Stoneman, Esquire at the above address. If written notice is not received by the end of the seven (7) day period, this Agreement will automatically become effective and enforceable at that time (“Effective Date”).

The parties represent and agree that each has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the other party as stated herein and for matters that arose up to and including the date the parties signed below. The parties acknowledge that they are not in entering into this Agreement relying on any statements by the other party concerning the meaning of any aspect of this Agreement.

Immunome, Inc.

By:	/s/ Purnanand D Sarma
Name:	Purnanand Sarma
Title:	Chief Executive Officer
Date:	12-01-2020

Richard F. Fitzgerald

Signature:	/s/ Richard F. Fitzgerald
Date:	December 1, 2020